SCHEDULE 14-A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ( )

Check the appropriate box:

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Preliminary Proxy Statement

( )

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of the Commission Only

(as permitted by Rule

14(a)-6(6)(2))

( )

Definitive Proxy Statement

( )

Definitive Additional Materials

( )

Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SEACOAST BANKING CORPORATION OF FLORIDA

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (check the appropriate box):

(X)

No fee required

( )

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1)

Title of each class of securities to which transaction applies:

(2)

Aggregate number of securities to which transaction applies:

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

(4)

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(5)

Total fee paid:

( )

Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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March 22, 2006

TO THE SHAREHOLDERS OF

SEACOAST BANKING CORPORATION OF FLORIDA:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Seacoast Banking Corporation of Florida (“Seacoast” or the “Company”), which will be held at the Port St. Lucie Community Center, 2195 S.E. Airoso Boulevard, Port St. Lucie, Florida, on Thursday, April 27, 2006, at 3:00 P.M., Local Time (the "Meeting").

Enclosed are the Notice of Meeting, Proxy Statement, Proxy and our 2005 Annual Report to Shareholders (the “Annual Report”).  At the Meeting, you will be asked to consider and vote upon the proposals outlined in the Notice of Meeting and described in detail in the Proxy Statement.  We hope you can attend the Meeting and vote your shares in person.  In any case, we would appreciate you completing the enclosed Proxy and returning it to us as soon as possible.  This action will ensure that your preferences will be expressed on the matters that are being considered.  If you are able to attend the Meeting, you may vote your shares in person, even if you have previously returned your Proxy.

We want to thank you for your support this past year.  We are proud of our performance in 2005, and we encourage you to review carefully our Annual Report.

If you have any questions about the Proxy Statement or our Annual Report, please call or write us.

Sincerely,

Dennis S. Hudson, III

Chairman & Chief Executive Officer

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SEACOAST BANKING CORPORATION OF FLORIDA

815 Colorado Avenue

Stuart, Florida 34994

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 27, 2006

Notice is hereby given that the 2006 Annual Meeting of Shareholders of Seacoast Banking Corporation of Florida ("Seacoast" or the "Company") will be held at the Port St. Lucie Community Center, 2195 S.E. Airoso Boulevard, Port St. Lucie, Florida, on Thursday, April 27, 2006, at 3:00 P.M., Local Time (the "Meeting"), for the following purposes:

1.

Elect Directors.  To re-elect four Class I directors;

2.

Amend Articles of Incorporation.  To approve an amendment to Section 4.01 of the Company’s Articles of Incorporation to increase the authorized shares of Common Stock from 22,000,000 shares to 35,000,000, and to correspondingly increase the Company’s total authorized shares of Common Stock and Preferred Stock to 39,000,000, to provide additional shares of Common Stock;

3.

Adjournment of the Annual Meeting.  To grant the proxy holders discretionary authority to vote to adjourn the Meeting for up to 120 days to allow for the solicitation of additional proxies in the event that there are insufficient shares voted at the Meeting, in person or by proxy, to approve Proposal 2; and

4.

Other Business.  To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

The enclosed Proxy Statement explains these proposals in greater detail.  We urge you to read these materials carefully.

Only shareholders of record at the close of business on February 23, 2006 are entitled to notice of, and to vote at, the Meeting or any adjournments thereof.  All shareholders, whether or not they expect to attend the Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope.

By Order of the Board of Directors

Dennis S. Hudson, III

Chairman & Chief Executive Officer

March 22, 2006

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO SEACOAST IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.  IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

OF SEACOAST BANKING CORPORATION OF FLORIDA

April 27, 2006

INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of Seacoast Banking Corporation of Florida, a Florida corporation ("Seacoast" or the "Company"), in connection with the solicitation of proxies by Seacoast's Board of Directors from holders of Seacoast's common stock ("Common Stock") for use at the 2006 Annual Meeting of Shareholders of Seacoast to be held on April 27, 2006, and at any adjournments or postponements thereof (the "Meeting").  Unless otherwise clearly specified, the terms "Company" and "Seacoast" include the Company and its subsidiaries.

The Meeting is being held to consider and vote upon the proposals summarized below under "Summary of Proposals" and described in greater detail elsewhere herein.  Seacoast's Board of Directors knows of no other business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement.

The 2005 Annual Report to Shareholders ("Annual Report"), including financial statements for the fiscal year ended December 31, 2005, accompanies this Proxy Statement.  These materials are first being mailed to the shareholders of Seacoast on or about March 22, 2006.

The principal executive offices of Seacoast are located at 815 Colorado Avenue, Stuart, Florida 34994, and its telephone number is (772) 287-4000.

Summary of Proposals

The proposals to be considered at the Meeting may be summarized as follows:

Proposal 1.

To re-elect four Class I directors;

Proposal 2.

To approve an amendment to Section 4.01 of the Company’s Articles of Incorporation to increase the authorized shares of Common Stock from 22,000,000 shares to 35,000,000, and to correspondingly increase the Company’s total authorized shares of Common Stock and Preferred Stock to 39,000,000, to provide additional shares of Common Stock;

Proposal 3.

To grant the proxy holders discretionary authority to vote to adjourn the Meeting for up to 120 days to allow for the solicitation of additional proxies in the event that there are insufficient shares voted at the Meeting, in person or by proxy, to approve Proposal 2; and

Proposal 4.

To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

Quorum and Voting Requirements

Holders of record of shares of the Company’s Common Stock, as of the Record Date (as defined below) are entitled to one vote per share on each matter to be considered and voted upon at the Meeting.  As of the Record Date, there were 17,107,034 shares of Common Stock issued, outstanding and entitled to be vote, which were held by approximately 1,097 holders of record.

To hold a vote on any proposal, a quorum must be present, which is a majority of the total votes entitled to be cast by the holders of the outstanding shares of Common Stock.  In determining whether a quorum exists at the Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions and broker non-votes, will be counted.  A "broker non-vote" occurs when a nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Proposals 1 and 3 require approval by a "plurality" of the votes cast by the holders of the outstanding shares of Common Stock entitled to vote in the election.  This means that the proposal will be approved only if more votes cast at the Meeting are voted in favor of the proposal than are voted against the proposal.  Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval.

Proposal 2 requires approval by the affirmative vote of the holders of two-thirds (66 2/3%) of all of the voting shares outstanding and entitled to vote at the Meeting. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval.

Unless otherwise required by the Company’s Articles of Incorporation or Bylaws or the FBCA, or by applicable law, any other proposal that is properly brought before the Meeting will require approval by the affirmative vote of a plurality of votes cast at the Meeting.  With respect to any such proposal, neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval.

Directors and executive officers of the Company beneficially hold approximately 22.42 percent of all the votes entitled to be cast at the Meeting.

Record Date, Solicitation and Revocability of Proxies

The Board of Directors of Seacoast has fixed the close of business on February 23, 2006 as the record date ("Record Date") for determining the shareholders entitled to notice of, and to vote at, the Meeting.  Accordingly, only holders of record of shares of Common Stock on the Record Date will be entitled to notice of, and to vote at, the Meeting.

Shares of Common Stock represented by properly executed Proxies, if such Proxies are received in time and not revoked, will be voted at the Meeting in accordance with the instructions indicated in such Proxies.  If a valid Proxy is returned and no instructions are indicated, such shares of Common Stock will be voted FOR Proposal 1 and 2, and in the discretion of the proxy holder as to any other matter that may come properly before the Meeting.

A shareholder who has given a Proxy may revoke it at any time prior to its exercise at the Meeting by either (i) giving written notice of revocation to the Secretary of Seacoast, (ii) properly submitting to Seacoast a duly executed Proxy bearing a later date, or (iii) appearing in person at the Meeting and voting in person.  All written notices of revocation or other communications with respect to revocation of Proxies should be addressed as follows: Seacoast Banking Corporation of Florida, 815 Colorado Avenue, Stuart, Florida 34994, Attention: Sharon Mehl, Secretary.

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PROPOSAL 1

ELECTION OF DIRECTORS

General

The Meeting is being held to, among other things, re-elect four Class I directors of Seacoast, each to serve a three year term and until their successors have been elected and qualified.  The nominees have been nominated by the Nominating/Governance Committee of the Board of Directors.  All of the nominees are presently directors of Seacoast.  All of the nominees also serve as members of the Board of Directors of Seacoast's principal banking subsidiary, First National Bank and Trust Company of the Treasure Coast (the "Bank").  The members of the Boards of Directors of the Bank and the Company are the same except for Marian B. Monroe and O. Jean Strickland, who are currently directors of the Bank only.

As provided in Seacoast’s Articles of Incorporation, the Company’s Board of Directors is divided into three classes:  Class I directors, who presently are serving a term expiring at the Company’s 2006 Annual Meeting of shareholders; Class II directors, who presently are serving a term expiring at the Company’s 2007 Annual Meeting of shareholders; and Class III directors, who presently are serving a term expiring at the Company’s 2008 Annual Meeting of shareholders.  Currently, the Board is classified as follows:

Class	Term	Names of Directors

Class I	Term Expires at the 2006 Annual Meeting	Jeffrey C. Bruner Christopher E. Fogal Dale M. Hudson John R. Santarsiero, Jr.
Class II	Term Expires at the 2007 Annual Meeting	John H. Crane Jeffrey S. Furst Dennis S. Hudson, Jr. Thomas E. Rossin Thomas H. Thurlow, Jr.
Class III	Term Expires at the 2008 Annual Meeting	Stephen E. Bohner Evans Crary, Jr. T. Michael Crook A. Douglas Gilbert Dennis S. Hudson, III

Evans Crary, Jr., who is 76 years old, has indicated that he will be retiring as a director of the Company on June 30, 2006.

Upon approval of Proposal 1, the Class I directors will be re-elected for a three-year term expiring at the Company’s 2009 Annual Meeting of shareholders.

All shares represented by valid Proxies, and not revoked before they are exercised, will be voted in the manner specified therein.  If a valid Proxy is submitted but no vote is specified, the Proxy will be voted FOR the election of each of the four nominees listed below.  Although all nominees are expected to serve if elected, if any nominee is unable to serve, then the persons designated as Proxies will vote for the remaining nominees and for such replacements, if any, as may be nominated by Seacoast's Nominating/Governance Committee.  Proxies cannot be voted for a greater number of persons than the number of nominees specified herein (four persons).  Cumulative voting is not permitted.

The affirmative vote of the holders of shares of Common Stock representing a plurality of the votes cast at the Meeting at which a quorum is present is required for the election of the directors listed below.

The nominees have been nominated by Seacoast's Nominating/Governance Committee, and the Board of Directors unanimously recommends a vote "FOR" the election of all four nominees listed below.

The following table sets forth the name and age of each nominee for director, as well as each incumbent director who is not a nominee and each executive officer of the Company who is not a director or nominee, the year in which he was first elected a director or executive officer, as the case may be, a description of his position and offices with Seacoast or the Bank, a brief description of his principal occupation and business experience, and the number of shares of Common Stock beneficially owned by him as of February 23, 2006.  See "Corporate Governance” for more information on the director nominating process and board committees.

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Name, Age, Director Class and Year First Elected or Appointed a Director or Executive Officer	Information About Nominees for Director	Shares of Common Stock Beneficially Owned (1)		Percentage of Common Stock Outstanding (l)

Jeffrey C. Bruner (55) Class I, 1983 (4)	Mr. Bruner has been a self-employed real estate investor in Stuart, Florida since 1972.	95,726	(2)	(3)
Christopher E. Fogal (54) Class I, 1997	Mr. Fogal, a certified public accountant, has been a managing partner of Fogal & Associates, a public accounting firm located in Ft. Pierce, Florida, since 1979.	24,137	(5)	(3)
Dale M. Hudson (71) Class I, 1983 (7)	Mr. Hudson became Vice Chairman of Seacoast in July 2005, after serving as Chairman since June 1998. He previously served as Chief Executive Officer of Seacoast from 1992 to June 1998, as President of Seacoast from 1990 to June 1998, and as Chairman of the Board of the Bank from September 1992 to June 1998.	1,609,516.4	(6)	9.41%
John R. Santarsiero, Jr. (61) Class I, 1983	Mr. Santarsiero has been President, Chief Executive Officer and Director of SunCepts, Inc., since 2002. SunCepts is a manufacturing and distribution company with two primary divisions that market patented eyeglass accessories and products for spinal wellness. He has been a private investor since 1988.	25,680		(3)

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Name, Age, Director Class and Year First Elected or Appointed a Director or Executive Officer	Information About Incumbent Directors	Shares of Common Stock Beneficially Owned (1)	Percentage of Common Stock Outstanding (l)

Stephen E. Bohner (53) Class III, 2003	Mr. Bohner has been President and owner of Premier Realty Group, a real estate company located in Sewalls Point, Florida since 1987.	2,772	(8)	(3)
John H. Crane (76) Class II, 1983	Mr. Crane is retired, but served as Vice President of C&W Fish Company, Inc., a fish processing plant located in the Stuart, Florida area, from 1982 through 2000. He also served as President of Krauss & Crane, Inc., an electrical contracting firm located in Stuart, Florida, from 1957 through 1997.	32,897	(9)	(3)
Evans Crary, Jr. (76) Class III, 1983	Mr. Crary is a retired partner of Crary, Buchanan, Bowdish, Bovie, Beres, Elder & Thomas, Chartered (Crary-Buchanan), a law firm located in Stuart, Florida. Mr. Crary has practiced law in Stuart, Florida since 1952.	23,942.7	(10)	(3)
T. Michael Crook (58) Class III, 2003 (4)	Mr. Crook has been a principal with the public accounting firm of Proctor, Crook & Crowder, CPA, P.A., located in Stuart, Florida, since 1979. He was previously a member of Barnett Bank of Martin County’s Board of Directors for 11 years.	8,660.3	(11)	(3)
Jeffrey S. Furst (61) Class II, 1997	Mr. Furst was elected Property Appraiser for St. Lucie County, Florida in 2000. He has been a real estate broker since 1973 and is the former owner of Sun Realty, Inc. in Port St. Lucie, Florida.	158,634.7	(12)	(3)
A. Douglas Gilbert (65) Class III, 1990	Mr. Gilbert was named President of Seacoast and Vice Chairman of the Bank in July 2005. Mr. Gilbert has served as Chief Credit and Chief Operating Officer of Seacoast since July 1990. Previously, he served as Senior Executive Vice President of Seacoast and President of the Bank from June 1998 to July 2005, and Chief Operating and Credit Officer of the Bank from October 1994 to July 2005.	190,676.5	(13)	1.11%

Name, Age, Director Class and Year First Elected or Appointed a Director or Executive Officer	Information About Incumbent Directors	Shares of Common Stock Beneficially Owned (1)	Percentage of Common Stock Outstanding (l)

Dennis S. Hudson, Jr. (78) Class II, 1983 (7)	Mr. Hudson served as Chairman of the Board of Seacoast from 1990 to June 1998, when he retired from his position as Chairman.	1,345,696	(14)	7.87%
Dennis S. Hudson, III (50) Class III, 1984 (7)	Mr. Hudson was named Chairman of Seacoast in July 2005, and has served as Chief Executive Officer of the Company since June 1998 and Chairman and Chief Executive Officer of the Bank since 1992. He served as President of Seacoast from June 1998 to July 2005. Mr. Hudson is also on the board of directors of Florida Public Utilities Company (ticker: FPU), a public gas and electric utilities company headquartered in West Palm Beach, Florida. He is also a member of the board of directors of the Miami Branch of the Federal Reserve Bank of Atlanta.	1,394,075	(15)	8.15%
Thomas E. Rossin (72) Class II, 2004	Mr. Rossin has been a practicing attorney in West Palm Beach, Florida, since 1993. He served as a Florida State Senator from 1994 to 2002, the last two years as minority leader, and was a candidate for Florida Lt. Governor in 2002. Prior to his political career, he served as President, Chief Executive Officer and Director of The Flagler Bank Corporation, located in West Palm Beach, Florida, from 1974 to 1993.	3,000		(3)
Thomas H. Thurlow, Jr. (69) Class II, 1983 (7)	Mr. Thurlow has been an officer and a director of Thurlow & Thurlow, P.A., a law firm in Stuart, Florida, since 1981, and has practiced law in Stuart, Florida since 1961.	37,863	(16)	(3)

Name, Age, Director Class and Year First Elected or Appointed a Director or Executive Officer	Information About Executive Officers Who Are Not Also Directors or Nominees:	Shares of Common Stock Beneficially Owned (1)	Percentage of Common Stock Outstanding (l)

C. William Curtis, Jr. (67) 1995	Mr. Curtis, Senior Executive Vice President of Seacoast and the Bank, has served as Chief Banking Officer of Seacoast and the Bank since October 1995, and was named President of the Bank's Indian River County operations in October 1999.	96,814	(17)	(3)
William R. Hahl (57) 1990	Mr. Hahl, Executive Vice President of the Finance Group, has served as the Chief Financial Officer of Seacoast and the Bank since July 1990.	67,719	(18)	(3)
O. Jean Strickland (47) 1997	Ms. Strickland was appointed to the Bank’s Board of Directors in September 2005. She was named Senior Executive Vice President of Seacoast and President and Chief Operating Officer of the Bank in July 2005. She served as Executive Vice President, Systems and Operations Division, of Seacoast and the Bank and President of the Bank’s Palm Beach County operations from November 2002 to July 2005. Previously, she was the Company’s Chief Information Officer from February 2002 to November 2002 and Executive Vice President of Retail, Credit and Systems Support from January 1998 to November 2002.	52,644.8	(19)	(3)
Nominees and executive officers as a group (17 persons)		4,048,676.3		23.67%

 (1)

Information relating to beneficial ownership of Common Stock by directors is based upon information furnished by each person using "beneficial ownership" concepts set forth in the rules of the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security.  The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days.  Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership.  Accordingly, nominees are named as beneficial owners of shares as to which they may disclaim any beneficial interest.  Except as indicated in other notes to this table describing special relationships with other persons and specifying shared voting or investment power, directors and executive officers possess sole voting and investment power with respect to all shares of Common Stock set forth opposite their names.

 (2)

Includes 891 shares held jointly with Mr. Bruner's wife, 7,095 shares held by Mr. Bruner as custodian for his son, and 13,200 shares held by Mr. Bruner as custodian for his two nephews, as to which shares Mr. Bruner may be deemed to share both voting and investment power.  Also includes 71,567 shares held in trust for the benefit of Mr. Bruner’s mother, as to which shares Mr. Bruner, as co-trustee with this brother, may be deemed to share both voting and investment power and as to which shares Mr. Bruner disclaims beneficial ownership.  Also includes 300 shares held by Mr. Bruner’s son, as to which shares Mr. Bruner may be deemed to share both voting and investment power and as to which shares Mr. Bruner disclaims beneficial ownership.

 (3)

Less than 1 percent.

 (4)

Mr. Bruner is married to Mr. Crook’s sister.

 (5)

Includes 21,450 shares are held jointly with Mr. Fogal's wife and 2,687 shares held by Mr. Fogal’s wife, as to which shares Mr. Fogal may be deemed to share both voting and investment power.

 (6)

Includes 1,456,121 shares held by Monroe Partners, Ltd., a family limited partnership ("Monroe Partners") of which Mr. Hudson and his wife, Mary T. Hudson, are general partners.  Mr. Hudson may be deemed to share both voting and investment power with respect to such shares with the other general partner, and as to which Mr. Hudson disclaims beneficial ownership, except to the extent of his 50 percent interest in Monroe Partners.  Also includes 152,570 shares held jointly with Mr. Hudson's wife, as to which shares Mr. Hudson may be deemed to share voting and investment power.  Also includes 825.4 shares held in the Company’s Profit Sharing Plan.

 (7)

Dennis S. Hudson, Jr. and Dale M. Hudson are brothers.  Dale M. Hudson is married to the sister of Thomas H. Thurlow, Jr.  Dennis S. Hudson, III is the son of Dennis S. Hudson, Jr. and the nephew of Dale M. Hudson.

 (8)

Includes 2,442 shares held in the Bank’s Director’s Deferred Compensation Plan for which receipt of such shares has been deferred.

 (9)

All 32,897 shares are held jointly with Mr. Crane's wife, as to which shares Mr. Crane may be deemed to share both voting and investment power.

(10)

Includes 3,278.7 shares held in the Bank’s Director’s Deferred Compensation Plan for which receipt of such shares has been deferred.

(11)

Includes 3,487.7 shares held in the Bank’s Director’s Deferred Compensation Plan for which receipt of such shares has been deferred.

(12)

Includes 20,027 shares held by the trustee for an Individual Retirement Account (“IRA”) of Mr. Furst, and 93,670 shares held jointly with Mr. Furst's wife, as to which shares Mr. Furst may be deemed to share both voting and investment power.  Also includes 3,131.7 shares held in the Bank’s Directors’ Deferred Compensation Plan for which receipt of such shares has been deferred.  Also includes 21,281 shares held by Mr. Furst's wife, as to which shares Mr. Furst may be deemed to share both voting and investment power and as to which shares Mr. Furst disclaims beneficial ownership.

(13)

Includes 20,829 shares held jointly with Mr. Gilbert's wife, as to which shares Mr. Gilbert may be deemed to share voting and investment power.  Also includes 860 shares held in Mr. Gilbert's IRA, 6,879.5 shares held in the Company’s Profit Sharing Plan, and 92,400 shares that Mr. Gilbert has the right to acquire by exercising options that are exercisable within 60 days after the Record Date. Also includes 58,621 shares held by Mr. Gilbert’s wife and 795 shares held by Mr. Gilbert's son, as to which shares Mr. Gilbert may be deemed to share both voting and investment power and as to which shares Mr. Gilbert disclaims beneficial ownership.

(14)

Includes 1,121,778 shares held by Sherwood Partners, Ltd., a family limited partnership ("Sherwood Partners") of which Mr. Hudson, his wife, Anne P. Hudson, and his son, Dennis S. Hudson, III, are general partners, and Mr. Hudson, his wife, and his children are limited partners.  Mr. Hudson may be deemed to share voting and investment power with respect to such shares with the other general partners, and as to which Mr. Hudson disclaims beneficial ownership, except to the extent of his 27.59 percent interest in Sherwood Partners.  Also includes 156,476 shares held by Mr. Hudson's wife, as to which shares Mr. Hudson may be deemed to share both voting and investment power and as to which shares Mr. Hudson disclaims beneficial ownership.

(15)

Includes 1,121,778 shares held by Sherwood Partners of which Mr. Hudson and his mother and father, Anne P. Hudson and Dennis S. Hudson, Jr., are general partners.  Mr. Hudson may be deemed to share voting and investment power with respect to such shares with the other general partners, and as to which Mr. Hudson disclaims beneficial ownership, except to the extent of his 28.4 percent interest in Sherwood Partners. Also includes 74,474 shares held jointly with Mr. Hudson's wife and 24,200 shares held by Mr. Hudson's wife, as to which shares Mr. Hudson may be deemed to share voting and investment power.  Also includes 148,200 shares that Mr. Hudson has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(16)

Includes 5,197 shares owned by Mr. Thurlow's wife, as to which shares Mr. Thurlow may be deemed to share both voting and investment power.  Also includes 22,275 shares held in trust for the benefit of Mr. Thurlow’s mother, as to which shares Mr. Thurlow, as trustee, may be deemed to have voting and investment power.  Also includes 5,194 shares held by Mr. Thurlow’s mother, as to which shares Mr. Thurlow and his sister hold power of attorney and therefore may be deemed to share voting and investment power.

(17)

Includes 84,604 shares held by Mr. Curtis’ wife, as to which shares Mr. Curtis may be deemed to share voting and investment power.  Also includes 110 shares held jointly by Mr. Curtis’ wife, daughters and daughter-in-laws, as to which shares Mr. Curtis may be deemed to share voting and investment power and as to which Mr. Curtis disclaims beneficial ownership.  Also includes 11,000 shares that Mr. Curtis has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(18)

Includes 11,131 shares held jointly with Mr. Hahl's wife and 263 shares held by Mr. Hahl as custodian for his granddaughters, as to which shares Mr. Hahl may be deemed to share both voting and investment power.  Also includes 55,700 shares that Mr. Hahl has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(19)

Includes 9,710 shares are held jointly with Ms. Strickland’s husband, as to which shares Ms. Strickland may be deemed to share both voting and investment power.  Also includes 3,690.8 shares held in the Company’s Profit Sharing Plan, 4,344 shares held in the Company’s Employee Stock Purchase Plan, and 34,900 shares that Ms. Strickland has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

CORPORATE GOVERNANCE

Independent Directors

The Company’s Common Stock is listed on the Nasdaq National Market.  Nasdaq requires that a majority of the Company’s directors be “independent,” as defined by the Nasdaq’s rules.  Generally, a director does not qualify as an independent director if the director (or, in some cases, a member of a director’s immediate family) has, or in the past three years had, certain relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company.  The Board has affirmatively determined that a majority of the Company’s directors are independent directors under the Nasdaq rules.  The Company’s independent directors are: Stephen E. Bohner, John H. Crane, Evans Crary, Jr., T. Michael Crook, Christopher E. Fogal, Jeffrey S. Furst, Thomas E. Rossin, and John R. Santarsiero, Jr.

Independent Director Meetings in Executive Sessions

The Company’s independent directors have established a policy to meet separately from the other directors in regularly scheduled executive sessions at least twice annually, and at such other times as may be deemed appropriate by the Company’s independent directors.  Any independent director may call an executive session of independent directors at any time.

Director Nominating Process

The Nominating/Governance Committee annually reviews and makes recommendations to the full Board regarding the composition and size of the Board so that the Board consists of members with the proper expertise, skills, attributes and personal and professional backgrounds needed by the Company, consistent with applicable Nasdaq and regulatory requirements.

The Company’s Nominating/Governance Committee identifies nominees for directors primarily based upon suggestions from current directors and executives.  Director candidates are interviewed by the Chair of the Nominating/Governance Committee and at least one other member of the Nominating/Governance Committee.  The full Board formally nominates candidates for director to be included in the slate of directors presented for shareholder vote based upon the recommendations of the Nominating/Governance Committee following this process.

Any Company shareholder entitled to vote generally in the election of directors may recommend a candidate for nomination as a director.  A shareholder may recommend a director nominee by submitting the name and qualifications of the candidate the shareholder wishes to recommend, pursuant to Section 6.03 of the Company’s Articles of Incorporation, to the Company’s Nominating/Governance Committee, c/o Seacoast Banking Corporation of Florida, 815 Colorado Avenue, Stuart, Florida 34994.  To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received not less than 60 days nor more than 90 days prior to the anniversary of the Company’s last annual meeting of shareholders (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date that the Company mails or otherwise gives notice of the date of the annual meeting to shareholders), and recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareholders.  Recommendations meeting these requirements will be brought to the attention of the Company’s Nominating/Governance Committee.  Candidates for director recommended by shareholders are afforded the same consideration as candidates for director identified by Company directors, executive officers or search firms, if any, employed by the Company.  In 2005, there were no shareholder nominee recommendations received, and no third party search firms were used to identify director candidates.

Shareholder Communications

The Company’s Corporate Governance Guidelines provide for a process by which shareholders may communicate with the Board, a Board committee or the non-management directors as a group, or other individual directors.  Shareholders who wish to communicate with the Board, a Board committee or any other directors or individual director may do so by sending written communications addressed to the Board of Directors of Seacoast Banking Corporation of Florida, a Board committee or such group of directors or individual director, c/o Corporate Secretary, Seacoast Banking Corporation of Florida, 815 Colorado Avenue, Stuart, Florida 34994.  All communications will be compiled by the Company’s Secretary and submitted to the Board, a committee of the Board or the appropriate group of directors or individual director, as appropriate, at the next regular meeting of the Board.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that are available on the Company’s website at www.seacoastbanking.net.

Code of Conduct and Ethics

The Board of Directors has adopted a Code of Conduct applicable to all directors, officers and employees and a Code of Ethics for Financial Professionals applicable to the Company’s Chief Executive and its financial officers, both of which are available, without charge, upon written request to Seacoast Banking Corporation of Florida, c/o Corporate Secretary, 815 Colorado Avenue, Stuart, Florida  34994.  These codes comply with Nasdaq and SEC requirements.

Board Meeting Attendance

The Board of Directors held 11 meetings during 2005.  All of the directors attended at least 75 percent of the total number of meetings of the Board and the Board committees on which they served.  All of the Company’s incumbent Directors were in attendance at the Company’s 2005 Annual Meeting, except Messrs. Bohner, Crane, and Rossin.  The Company encourages all its directors to attend its annual shareholders’ meetings and all meetings of the Board and committees on which the directors serve.

Board Committees

Seacoast's Board of Directors has three standing committees: the Salary and Benefits Committee, the Audit Committee and the Nominating/Governance Committee.  The Salary and Benefits Committee and the Audit Committee both serve the same functions for the Company and the Bank.

Salary and Benefits Committee.  The Company's Salary and Benefits Committee is composed of Messrs. Crary (Chairman and Director, who will be replaced as Chairman by Thomas E. Rossin when Mr. Crary retires), Bohner, Furst, Rossin and Santarsiero, all of whom are independent directors.  The Committee has the authority set forth in its Charter, including determining the compensation of the Company's and the Bank's executive officers and employees.  This committee administers the provisions of the Company's Profit Sharing Plan, Employee Stock Purchase Plan, the Seacoast Banking Corporation of Florida 1996 Long-Term Incentive Plan (the "1996 Incentive Plan"), the Seacoast Banking Corporation of Florida 2000 Long-Term Incentive Plan (the "2000 Incentive Plan"), the Non-Employee Directors Stock Compensation Plan (the "Directors Stock Plan"), the Executive Deferred Compensation Plan and the Directors Deferred Compensation Plan.  This Committee held four meetings in 2005.  See "Salary and Benefits Committee Report."

Audit Committee.  The Audit Committee is composed of Messrs. Fogal (Chairman), Crane, Crary (retiring) and Crook, all of whom are “independent directors”.  The Audit Committee has the responsibilities set forth in the Audit Committee Charter, as adopted by the full board of directors, including reviewing Seacoast and its subsidiaries’ financial statements and internal accounting controls, and reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed.  It appoints the independent auditors, reviews their audit plan, and reviews with the independent auditors the results of the audit and management's response thereto.  The Audit Committee also reviews the adequacy of the internal audit budget and personnel, the internal audit plan and schedule, and results of audits performed by the internal audit staff. The Audit Committee is responsible for overseeing the audit function and appraising the effectiveness of internal and external audit efforts. The Audit Committee periodically reports its findings to the Board of Directors.  The Audit Committee met 10 times during 2005.

Nominating/Governance Committee.  The Nominating/Governance Committee is composed of Messrs. Furst (Chairman), Bohner, Rossin and Santarsiero, all of whom are independent directors.  The purpose of this Committee is to identify individuals qualified to become members of the Board of Directors of the Company and/or the Bank, and recommend to the Board of the Company and the Bank the director nominees for the next annual meeting of shareholders.  The Committee also takes a leadership role in shaping corporate governance policies and practices, including recommending to the Board the corporate governance guidelines applicable to the Company and monitoring Company compliance with these policies and guidelines for the purpose of nominating persons to serve on the Board.  The responsibilities and duties of the Nominating/Governance Committee are more fully set out in the Committee’s Charter.  The Committee’s Charter is not currently available on the Company’s website; however, the Charter is attached as Exhibit A to the Company’s 2004 proxy statement.  The Committee met in November of 2004 to vote on its recommendations for director nominees for the Boards of the Company and the Bank for election at the 2005 annual meetings of shareholders.  The Committee met in January of 2006 to vote on its recommendations for director nominees for the Boards of the Company and the Bank for election at the 2006 annual meetings of shareholders.  The Committee held no meetings during 2005.

In addition to the standing committees of the Seacoast’s Board of Directors, the Bank's Board of Directors has the following standing committees: Executive Committee, Investment Committee, Trust Committee and the Directors Loan Committee.  Such committees perform those duties customarily performed by similar committees at other financial institutions.

Compensation of Directors

Board members who are not executive officers of the Company or the Bank are paid an annual retainer of $23,000 for their service as directors of the Company and its subsidiaries.  In addition to the annual retainers, Board members who are not executive officers receive $700 for each Board meeting attended, $700 for each committee meeting attended and $800 for each committee meeting chaired.  The members of the Salary and Benefits Committee, Audit Committee and Nominating/Governance Committee receive an additional $100 for each of these committee meetings attended and $200 for each of these committee meetings chaired.

Directors Deferred Compensation Plan

During 2004, the Board of Directors approved a Directors’ Deferred Compensation Plan to allow non-employee directors of the Company and its subsidiaries to defer receipt of fees paid to them for their service on the boards of directors and committees of the Company and its subsidiaries.

Executive Officers

Executive officers are appointed annually at the organizational meeting of the respective Boards of Directors of Seacoast and the Bank following the annual meeting of Company shareholders, to serve until the next annual meeting and until successors are chosen and qualified.

Management Stock Ownership

As of February 23, 2006, based on available information, all directors and executive officers of Seacoast as a group (17 persons) beneficially owned approximately 3,835,976.3 outstanding shares of Common Stock, constituting 22.42 percent of the total number of shares of Common Stock outstanding at that date.  In addition, as of the Record Date, various subsidiaries of Seacoast, as fiduciaries, custodians, and agents, had sole or shared voting power over 77,944 outstanding shares, or 0.46 percent of the outstanding shares, of Seacoast Common Stock, including shares held as trustee or agent of various Seacoast employee benefit and stock purchase plans.  See "Quorum and Voting Requirements," "Record Date, Solicitation and Revocability of Proxies" and "Principal Shareholders."

EXECUTIVE COMPENSATION

Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to its chief executive officer and other executive officers, including the four other most highly compensated executive officers (collectively, the "Named Executive Officers").  The disclosure requirements for the Named Executive Officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting these individuals.

The following report reflects Seacoast's compensation philosophy as endorsed by the Board of Directors and the Salary and Benefits Committee and resulting actions taken by Seacoast for the reporting periods shown in the various compensation tables supporting the report.  The Salary and Benefits Committee either approves or recommends to the Board of Directors payment amounts and award levels for executive officers of Seacoast and its subsidiaries.

Salary and Benefits Committee Report

General

The Salary and Benefits Committee of the Board of Directors is composed of five members, all of whom are independent directors as defined in the Nasdaq rules.  The Board of Directors designates the members and Chairman of such committee.

Compensation Policy

The policies that govern the Salary and Benefits Committee's executive compensation decisions are designed to align changes in total compensation with changes in the value created for the Company's shareholders.  The Salary and Benefits Committee believes that compensation of executive officers and others should be directly linked to Seacoast's operating performance and that the achievement of performance objectives over time is the primary determinant of share price.

The underlying objectives of the Salary and Benefits Committee's compensation strategy are to establish incentives for certain executives and others to achieve and maintain short-term and long-term operating performance goals for Seacoast, to link executive and shareholder interests through equity-based plans, and to provide a compensation package that recognizes individual contributions as well as overall business results.  At Seacoast, performance-based executive officer compensation includes:  base salary, short-term annual cash incentives, and long-term stock and cash incentives.

During 2005, the Committee retained the services of a professional consulting firm to review the Company's executive compensation program and to comment on its design, competitiveness, and effectiveness.  The firm evaluated the Company's business model and compared a number of Seacoast's executive positions, including that of the Chief Executive Officer and Chief Operating Officer, to 20 other publicly held regional banks and bank holding companies of comparable size and performance in the southeastern United States.  The average asset size of the peer group was $2.52 billion, based on data from the last fiscal year-end. The consultant’s report indicated that Seacoast’s return on average assets and net interest margin were close to the peer group median.  Seacoast’s return on average equity and earnings per share growth were closer to the 75th and 80th percentile, respectively.  Based on a review of recent performance and Seacoast’s operating strategy and model, Seacoast’s compensation was compared to the 75th percentile.

Seacoast's overall executive compensation program was found to be reasonable when compared to other similar organizations.  The review recommended several items to assist in the long-term retention of key executives and to better align compensation programs with corporate performance for the Named Executive Officers.  These recommendations are still being reviewed and considered by the Committee.

Base Salary and Increases

In establishing executive officer salaries and increases, the Committee considers individual annual performance and the relationship of total compensation to the defined salary market.  The decision to increase base pay is recommended by the chief executive officer and approved by the Salary and Benefits Committee using performance results documented and measured annually.  Information regarding salaries paid in the market is obtained through formal salary surveys and other means, and is used to evaluate competitiveness with Seacoast's peers and competitors.  Seacoast's general philosophy is to provide base pay competitive with the market, and to reward individual performance while positioning salaries consistent with Company performance.

Short-Term Incentives

Seacoast's Key Manager Incentive Plan seeks to align short-term cash compensation with individual performance and performance for the shareholders.  Funding for this annual incentive plan is dependent on Seacoast first attaining a defined performance threshold for earnings per share.  Once this threshold is attained, the Salary and Benefits Committee, using recommendations from the Company's chief executive officer, approves awards to those officers who have made superior contributions to Company profitability as measured and reported through individual performance goals established at the beginning of the year.  As specified in the plan, the payout schedule is designed to pay a smaller number of officers the highest level of funded cash incentives to ensure that a meaningful reward is provided to the organization's top performers.  This philosophy better controls overall compensation expenses by reducing the need for significant annual base salary increases as a reward for past performance, and places more emphasis on annual profitability and the potential rewards associated with future performance.  Salary market information is used to establish competitive rewards that are adequate in size to motivate strong individual performance during the year.  The Key Manager Incentive Plan paid an aggregate of $1,824,500 in 2005, which was distributed among 17 persons.

Long-Term Incentives

Stock options granted under Seacoast’s long-term incentive plans, the 1996 Incentive Plan, and the 2000 Incentive Plan are designed to motivate sustained high levels of individual performance and align the interests of key employees with those of the Company's shareholders by rewarding capital appreciation and earnings growth.  Upon the recommendation of the chief executive officer, and subject to approval by the Salary and Benefits Committee, stock options are awarded periodically to those key officers whose performance has made a significant contribution to Seacoast's long-term growth. No stock options were awarded in 2005.

Deduction Limit

At this time, because of its compensation levels, Seacoast does not appear to be at risk of losing deductions under Section 162(m) of the Code, which generally establishes, with certain exceptions, a $1 million deduction limit on executive compensation for all publicly held companies.  As a result, Seacoast has not established a formal policy regarding such limit, but will evaluate the necessity for developing such a policy in the future.

Chief Executive Pay

The Salary and Benefits Committee formally reviews the compensation paid to the chief executive officers of the Company and the Bank during the first quarter of each year.  Final approval of the chief executives’ compensation is made by the Board of Directors.  Changes in base salary and the awarding of cash and stock incentives are based on overall financial performance and profitability related to objectives stated in the Company's strategic performance plan and the initiatives taken to direct the Company.  In addition, utilizing published surveys, databases, and proxy statement data, including, for example, public information compiled from the SNL Executive Compensation Review and the Wyatt Financial Institution Benchmark Compensation Report (collectively, the "Survey Data"), the Salary and Benefits Committee surveyed the total compensation of chief executive officers of comparable-sized financial institutions located in comparable markets nationally, as well as of similarly-sized, locally-based public banks and thrifts.

After reviewing the findings of the independent consulting firm retained in 2005 for such purpose and the Survey Data, the salary for Mr. Dennis S. Hudson, III, Chairman and Chief Executive Officer of Seacoast, was increased by $30,000 to $506,446 annually, beginning in 2006. This adjustment maintained Mr. Hudson's total compensation at the median of the comparative groups.  Based on specific accomplishments and the overall financial performance of Seacoast, including the achievement of performance in excess of targeted goals for 2005, Mr. Hudson III was awarded a cash incentive award of $376,000 for 2005 under the Key Manager Incentive Plan, compared to an award of $175,000 in 2004.

Summary

In summary, the Salary and Benefits Committee believes that Seacoast's compensation program is reasonable and competitive with compensation paid by other financial institutions of similar size.  The program is designed to reward managers for strong personal, Company and share value performance.  The Salary and Benefits Committee monitors the various guidelines that make up the program and reserves the right to adjust them as necessary to continue to meet Company and shareholder objectives.

Salary and Benefits Committee:

Evans Crary, Jr., Chairman

Stephen E. Bohner

Jeffrey S. Furst

Thomas E. Rossin

John R. Santarsiero, Jr.

March 22, 2006

Audit Committee Report

The Audit Committee monitors the Company's financial reporting process on behalf of the Board of Directors.  The Audit Committee operates under a written charter that was last revised in 2003 following the adoption of new Nasdaq governance standards, was approved by the Board of Directors, and included as Exhibit B to the Company’s 2004 proxy statement.  This report reviews the actions taken by the Audit Committee with regard to the Company's financial reporting process during 2005 and particularly with regard to the Company's audited consolidated financial statements as of December 31, 2005 and 2004 and for the three years in the period ended December 31, 2005.

The Audit Committee currently is composed of four persons, all of whom are "independent".  In addition, the Board of Directors has determined that Christopher E. Fogal, Chairman of the Committee, is both “independent” under NASD rules and an “audit committee financial expert” as defined by the SEC.  The Audit Committee also serves as the audit committee of the Bank.

The Company's management has the primary responsibility for the Company's financial statements and reporting process, including the systems of internal controls and reporting.  The Company's independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.  The Audit Committee monitors the integrity of the Company's financial reporting process and system of internal controls and monitors the independence and performance of the Company's independent auditors and internal auditors.

The Audit Committee believes that it has taken the actions necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee's charter.  To carry out its responsibilities, the Audit Committee met 10 times during 2005.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with the Company's independent auditors, KPMG LLP, the audited financial statements, their judgments as to the quality (rather than just the acceptability) of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, Communication with Audit Committees.  In addition, the Audit Committee discussed with KPMG LLP its independence from management and the Company, including the written disclosures, letter and other matters required of KPMG LLP by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.  The Audit Committee also considered whether the provision of services during 2005 by KPMG LLP that were unrelated to its audit of the financial statements referred to above and to their reviews of the Company's interim financial statements during 2005 is compatible with maintaining KPMG LLP's independence, and determined that the provision of non-audit services by KPMG LLP is compatible with being independent.

Additionally, the Audit Committee discussed with the Company's internal and independent auditors the overall scope and plan for their respective audits.  The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company's financial reporting.  The Audit Committee also discussed KPMG LLP’s evaluation of management’s assessment of the Company’s internal control over financial reporting and KPMG LLP’s audit opinion under Section 404 of the Sarbanes Oxley Act of 2002 and the Public Company Accounting Oversight Board Standard Number 2.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.  The Audit Committee also recommended to the Board that the Company retain KPMG LLP as the Company’s independent auditors for 2006.  The Board has approved and ratified such recommendation.  In addition, the Committee has approved the scope of non-audit services anticipated to be performed by KPMG LLP in 2006 and the estimated budget for those services.

Audit Committee:

Christopher E. Fogal, Chairman

John H. Crane, Member

Evans Crary, Jr., Member

T. Michael Crook, Member

March 22, 2006

The table below sets forth certain elements of compensation for the Named Executive Officers of Seacoast or the Bank for the periods indicated.

Summary Compensation Table

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)		All Other Compensation ($)

Dennis S. Hudson, III Chairman & Chief Executive Officer of Seacoast and the Bank	2005 2004 2003	$476,450 453,775 422,015	$376,000 175,000 45,000	-- $145,600 298,900	(3) (4)	-- 30,000 75,000	$72,574 55,903 39,431	(2)
A. Douglas Gilbert President & Chief Operating & Credit Officer of Seacoast, Vice Chairman & Chief Credit Officer of the Bank	2005 2004 2003	$470,700 448,290 417,014	$376,000 290,000 100,000	-- $291,200 597,800	(6) (7)	-- -- --	$84,381 58,305 42,041	(5)
C. William Curtis, Jr. Senior Executive Vice President & Chief Banking Officer of Seacoast and the Bank	2005 2004 2003	$292,269 275,732 261,729	$197,000 143,000 40,000	-- $33,600 68,320	(9) (10)	-- 7,000 15,000	$47,626 41,258 28,066	(8)
William R. Hahl Executive Vice President & Chief Financial Officer of Seacoast and the Bank	2005 2004 2003	$257,400 237,408 223,908	$167,000 80,000 33,000	-- $24,640 56,364	(12) (13)	-- 5,000 13,000	$40,735 31,619 22,082	(11)
O. Jean Strickland Senior Executive Vice President of Seacoast and President and Chief Operating Officer of the Bank	2005 2004 2003	$235,585 192,539 163,272	$222,000 125,000 31,000	-- $24,640 46,970	(15) (16)	-- 4,000 11,000	$34,317 24,509 15,845	(14)

 (1)

Incentive cash compensation paid for results achieved during the applicable fiscal year in accordance with the Key Manager Incentive Plan as well as certain other bonuses related to performance or deemed necessary to attract new management.  See "Salary and Benefits Committee Report."

 (2)

This includes $900 in excess life insurance benefits, $13,650 in employer matching contributions to the Profit Sharing Plan, $10,500 in profit sharing, $4,200 in employer discretionary retirement contributions, $35,971 in employer matching contributions to the Executive Deferred Compensation Plan (the "Compensation Deferral Plan"), $550 paid by the employer into the Cafeteria Plan and $6,802 in supplemental long-term disability benefits.

 (3)

This amount represents a restricted stock award of 6,500 shares of Common Stock, which was awarded to Mr. Hudson on December 21, 2004, based on the closing sale price of the Company’s Common Stock on the Nasdaq National Market on December 21, 2004.  One fifth of the shares covered by this award vested on December 21, 2005, and the remaining shares will, as long as Mr. Hudson remains employed by the Company, vest in increments of 20 percent on each of the following four anniversary dates thereafter.  Mr. Hudson has full voting and dividend rights with respect to the restricted stock during the vesting period.

 (4)

This amount represents a restricted stock award of 17,500 shares of Common Stock, which was awarded to Mr. Hudson on November 17, 2003, based on the closing sale price of the Company’s Common Stock on the Nasdaq National Market on November 17, 2003.  One fifth of the shares covered by this award vested on November 17, 2004, another one fifth of the shares vested on November 17, 2005, and the remaining shares will, as long as Mr. Hudson remains employed by the Company, vest in increments of 20 percent on each of the following three anniversary dates thereafter.  Mr. Hudson has full voting and dividend rights with respect to the restricted stock during the vesting period.

 (5)

This includes $3,960 in excess life insurance benefits, $13,650 in employer matching contributions to the Profit Sharing Plan, $10,500 in profit sharing, $4,200 in employer discretionary retirement contributions, $35,195 in employer matching contributions to the Compensation Deferral Plan, $550 paid by the employer into the Cafeteria Plan and $16,326 in supplemental long-term disability benefits.

 (6)

This amount represents a restricted stock award of 13,000 shares of Common Stock, which was awarded to Mr. Gilbert on December 21, 2004, based on the closing sale price of the Company’s Common Stock on the Nasdaq National Market on December 21, 2004.  One fifth of the shares covered by this award vested on December 21, 2005, and the remaining shares will, as long as Mr. Gilbert remains employed by the Company, vest in increments of 20 percent on each of the following four anniversary dates thereafter.  Mr. Gilbert has full voting and dividend rights with respect to the restricted stock during the vesting period.

 (7)

This amount represents a restricted stock award of 35,000 shares of Common Stock, which was awarded to Mr. Gilbert on November 17, 2003, based on the closing sale price of the Company’s Common Stock on the Nasdaq National Market on November 17, 2003.  One fifth of the shares covered by this award vested on November 17, 2004, another one fifth of the shares vested on November 17, 2005, and the remaining shares will, as long as Mr. Gilbert remains employed by the Company, vest in increments of 20 percent on each of the following three anniversary dates thereafter.  Mr. Gilbert has full voting and dividend rights with respect to the restricted stock during the vesting period.

 (8)

This includes $7,620 in excess life insurance benefits, $13,650 in employer matching contributions to the Profit Sharing Plan, $10,500 in profit sharing, $4,200 in employer discretionary retirement contributions, $11,106 in employer matching contributions to the Compensation Deferral Plan and $550 paid by the employer into the Cafeteria Plan.

 (9)

This amount represents a restricted stock award of 1,500 shares of Common Stock, which was awarded to Mr. Curtis on December 21, 2004, based on the closing sale price of the Company’s Common Stock on the Nasdaq National Market on December 21, 2004.  One fifth of the shares covered by this award vested on December 21, 2005, and the remaining shares will, as long as Mr. Curtis remains employed by the Company, vest in increments of 20 percent on each of the following four anniversary dates thereafter.  Mr. Curtis has full voting and dividend rights with respect to the restricted stock during the vesting period.

 (10)

This amount represents a restricted stock award of 4,000 shares of Common Stock, which was awarded to Mr. Curtis on November 17, 2003, based on the closing sale price of the Company’s Common Stock on the Nasdaq National Market on November 17, 2003.  One fifth of the shares covered by this award vested on November 17, 2004, another one fifth of the shares vested on November 17, 2005, and the remaining shares will, as long as Mr. Curtis remains employed by the Company, vest in increments of 20 percent on each of the following three anniversary dates thereafter.  Mr. Curtis has full voting and dividend rights with respect to the restricted stock during the vesting period.

(11)

This includes $2,580 in excess life insurance benefits, $13,650 in employer matching contributions to the Profit Sharing Plan, $10,500 in profit sharing, $4,200 in employer discretionary retirement contributions, $6,399 in employer matching contributions to the Compensation Deferral Plan, $550 paid by the employer into the Cafeteria Plan and $2,856 in supplemental long-term disability benefits.

(12)

This amount represents a restricted stock award of 1,100 shares of Common Stock, which was awarded to Mr. Hahl on December 21, 2004, based on the closing sale price of the Company’s Common Stock on the Nasdaq National Market on December 21, 2004.  One fifth of the shares covered by this award vested on December 21, 2005, and the remaining shares will, as long as Mr. Hahl remains employed by the Company, vest in increments of 20 percent on each of the following four anniversary dates thereafter.  Mr. Hahl has full voting and dividend rights with respect to the restricted stock during the vesting period.

 (13)

This amount represents a restricted stock award of 3,300 shares of Common Stock, which was awarded to Mr. Hahl on November 17, 2003, based on the closing sale price of the Company’s Common Stock on the Nasdaq National Market on November 17, 2003.  One fifth of the shares covered by this award vested on November 17, 2004, another one fifth of the shares vested on November 17, 2005, and the remaining shares will, as long as Mr. Hahl remains employed by the Company, vest in increments of 20 percent on each of the following three anniversary dates thereafter.  Mr. Hahl has full voting and dividend rights with respect to the restricted stock during the vesting period.

(14)

This includes $900 in excess life insurance benefits, $13,650 in employer matching contributions to the Profit Sharing Plan, $10,500 in profit sharing, $4,200 in employer discretionary retirement contributions, $3,454 in employer matching contributions to the Compensation Deferral Plan, $550 paid by the employer into the Cafeteria Plan and $1,063 in supplemental long-term disability benefits.

(15)

This amount represents a restricted stock award of 1,100 shares of Common Stock, which was awarded to Ms. Strickland on December 21, 2004, based on the closing sale price of the Company’s Common Stock on the Nasdaq National Market on December 21, 2004.  One fifth of the shares covered by this award vested on December 21, 2005, and the remaining shares will, as long as Ms. Strickland remains employed by the Company, vest in increments of 20 percent on each of the following four anniversary dates thereafter.  Ms. Strickland has full voting and dividend rights with respect to the restricted stock during the vesting period.

 (16)

This amount represents a restricted stock award of 2,750 shares of Common Stock, which was awarded to Ms. Strickland on November 17, 2003, based on the closing sale price of the Company’s Common Stock on the Nasdaq National Market on November 17, 2003.  One fifth of the shares covered by this award vested on November 17, 2004, another one fifth of the shares vested on November 17, 2005, and the remaining shares will, as long as Ms. Strickland remains employed by the Company, vest in increments of 20 percent on each of the following three anniversary dates thereafter.  Ms. Strickland has full voting and dividend rights with respect to the restricted stock during the vesting period.

Grants of Options/SARs in 2005

No options or stock appreciation rights (“SARs”) were granted to the Named Executive Officers in 2005.

Aggregated Option/SAR Exercises in 2005

and 2005 Year-End Option/SAR Values

The following table shows stock options exercised by the Named Executive Officers during 2005, including the aggregate value of gains on the date of exercise.  In addition, this table includes the number of shares of Common Stock covered by both exercisable and non-exercisable options as of December 31, 2005.  Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing options and the year-end price of the Company's Common Stock.  No SARs were outstanding in 2005.

B-#

Name	Shares Acquired on Exercise (1)	Value Realized	Number of Securities Underlying Unexercised Options/SARs at December 31, 2005(#) Exercisable(E)/ Unexercisable (U)		Value of Unexercised In-the-Money Options/SARs at December 31, 2005($) Exercisable(E)/ Unexercisable (U)

Dennis S. Hudson, III	19,800	$277,932	148,200 69,000	(E) (U)	$1,832,890 277,350	(E) (U)

A. Douglas Gilbert	--	--	111,170 --	(E) (U)	$1,636,647 --	(E) (U)

C. William Curtis, Jr.	45,000	$679,445	11,000 14,600	(E) (U)	$86,974 55,910	(E) (U)

William R. Hahl	--	--	55,700 11,800	(E) (U)	$775,099 47,986	(E) (U)

Jean Strickland	--	--	37,833.7 9,800	(E) (U)	$501,876 $40,502	(E) (U)

(1)

All exercised and outstanding shares are shares of Common Stock, and all options and SARs relate to Common Stock.  There are no options or SARs involving Preferred Stock.

Long-Term Incentive Plans – Awards in 2005

Performance Shares

No performance-based stock awards were granted to the Named Executive Officers in 2005.

Profit Sharing Plan

Seacoast sponsors a Retirement Savings Plan for Employees of the First National Bank & Trust Company of the Treasure Coast and its affiliates (the "Profit Sharing Plan").  The Profit Sharing Plan has various features, including employer matching contribution for salary deferrals of up to 4 percent of the employee's compensation for each calendar quarter.  The Company matches 100 percent of any Elective Profit Sharing Contribution that is deferred into the Profit Sharing Plan.  In addition, the Profit Sharing Plan has a Code Section 401(k) feature that allows employees to make voluntary "salary savings contributions" ranging from 1 percent to 15 percent of compensation (as defined by the Plan), subject to federal income tax limitations.  After-tax contributions may also be made by employees with "voluntary contributions" of up to 10 percent of compensation (as defined in the Profit Sharing Plan for each plan year), subject to certain statutory limitations.

A retirement contribution is made on an annual discretionary basis by the Company of up to 2 percent of "retirement eligible compensation," as defined in the Profit Sharing Plan.  At the end of each plan year, the Company's Board of Directors decides whether to make a profit sharing contribution for the plan year.  If it decides to make such a contribution, the contribution is allocated among eligible employees based on each employee's "eligible compensation" as defined in the Profit Sharing Plan.  At least 50 percent of this contribution (the "Non-Elective Profit Sharing Contribution") is contributed to the employee's Profit Sharing account.  The balance (the "Elective Profit Sharing Contribution") may be deferred into the Profit Sharing Plan or taken in cash by the employee, at the employee's election.

Executive Deferred Compensation Plan

The Bank offers the “Compensation Deferral Plan” designed to permit a select group of management or highly compensated employees, including the Named Executive Officers, to elect to defer a portion of their compensation until their termination of employment with the Company and to receive matching and other Company contributions which they are restricted from receiving under the Company's Profit Sharing Plan because of legal limitations.

Supplemental Disability Insurance

The Bank provides supplemental disability insurance to certain members of executive management in excess of the maximum benefit of $15,000 per month provided under the group plan for all employees.  The supplemental insurance provides a benefit up to 70% of the executive’s monthly predisability income based on the executive’s base salary and annual incentive.  Coverage can be converted and maintained by the individual participant after employment ends.  The benefit also includes no reduction in coverage due to disability benefits paid by other sources, and a partial benefit if a disabled participant is able to work on a part-time basis.

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Performance Graph

The following line-graph compares the cumulative, total return on Seacoast's Common Stock from December 31, 2000 to December 31, 2005, with that of the Nasdaq Bank Index (an average of all bank and thrift institutions whose stock is traded on the Nasdaq Stock Market) and the Russell 2000 Financial Services Index (an average of all financial service companies included in the Russell 2000 Index).  Cumulative total return represents the change in stock price and the amount of dividends received over the indicated period, assuming the reinvestment of dividends.

	2000	2001	2002	2003	2004	2005
Seacoast	100	179.40	223.28	232.18	304.98	322.52
Nasdaq Bank Index	100	112.53	120.38	159.61	181.05	177.46
Russell 2000 Financial Services Index	100	112.76	116.79	162.34	195.91	199.88

Employment and Change in Control Agreements

The Bank entered into an executive employment agreement with A. Douglas Gilbert on March 22, 1991.  Similar agreements were entered into with Dennis S. Hudson, III on January 18, 1994, with C. William Curtis, Jr. on July 31, 1995 and with O. Jean Strickland on October 18, 2005.

All of these employment agreements contain certain non-competition, non-disclosure and non-solicitation covenants.  Each such agreement also provides for a base salary, hospitalization, insurance, long term disability and life insurance in accordance with the Bank's insurance plans for senior management, and reasonable club dues.  Each executive subject to these contracts may also receive other compensation including bonuses, and the executives will be entitled to participate in all current and future employee benefit plans and arrangements in which senior management of the Bank may participate.  The agreements provide for termination of the employee for cause, including willful and continued failure to perform the assigned duties, crimes, breach of the Bank's Code of Ethics, and also upon death or permanent disability of the executive.  Each agreement contains a Change in Control provision which provides that certain events, including the acquisition of the Bank or the Company in a merger, consolidation or similar transaction, the acquisition of 51 percent or more of the voting power of any one or all classes of Common Stock, the sale of all or substantially all of the assets, and certain other changes in share ownership, will constitute a "change in control" which would allow the executive to terminate the contract within one year following the date of such change in control.  Termination may also be permitted by the executive after a change in control, and in the event of a change in duties and powers, customarily associated with the office designated in such contract.  Upon any such termination following a change in control, the executive's base salary, hospitalization and other health benefits will continue for two years.

The Company entered into Change in Control employment agreements with Dennis S. Hudson, III and A. Douglas Gilbert on December 24, 2003. Each agreement has a three-year term and provides for automatic one-year extensions unless expressly not renewed.  A change in control must occur during this period (the “Change in Control Period”) to trigger the agreement.  These agreements supercede the change-in-control provisions in the executives’ employment agreements with the Bank.  Also on December 24, 2003, the Company entered into similar agreements  with C. William Curtis, Jr. and William R. Hahl, each having a two-year Change in Control Period.  On January 7, 2004, the Company executed a similar agreement with O. Jean Strickland, President of the Bank, having a one-year Change in Control Period.

Each of the Change in Control employment agreements provides that, once a change in control has occurred, the executive subject to the contract (the “Subject Executive”) and the Company agree to continue, for the Change in Control Period, the Subject Executive’s employment in the same position as held in the 120 days period prior to the change in control. If the Subject Executive is terminated for “cause” or resigns “without good reason”, as defined in the agreement, the Subject Executive will receive minimal benefits.  If the Subject Executive resigns for “good reason” or is terminated “without cause”, or resigns for any reason during a 30-day period specified in the contract, the Subject Executive will receive salary, a pro-rata bonus, and all accrued and deferred amounts through the termination date, as well as his annual base salary, bonuses and other benefits that otherwise would have been paid over the Change in Control Period.  The Company will also provide health and other welfare benefits to the Subject Executive for the duration of the Change in Control Period.

SALARY AND BENEFITS COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

Messrs. Crary (Chairman), Bohner, Furst, Rossin and Santarsiero are the members of the Salary and Benefits Committee, none of whom is or has been an officer or employee of Seacoast or its subsidiaries.

Evans Crary, Jr., director of Seacoast and the Bank, and Chairman of the Bank's Executive Committee and the Company's Salary and Benefits Committee, is a retired member of Crary, Buchanan, Bowdish, Bovie, Beres, Elder & Thomas, Chartered ("Crary-Buchanan"), a law firm in Stuart, Florida.  Mr. Crary’s son is a partner in Crary-Buchanan.  Crary-Buchanan performed various legal services for Seacoast and the Bank during the fiscal year ended December 31, 2005.  Total fees paid by the Company to Crary-Buchanan during the fiscal year ended December 31, 2005 totaled $186,125.

Thomas E. Rossin, a director of Seacoast and the Bank, and a member of the Company’s Nominating and Governance Committee and Salary and Benefits Committee, provided legal services for the Bank during the fiscal year ended December 31, 2005 and received approximately $15,705 for such services.

There are no “interlocks”, as defined by the SEC, with respect to any member of the Salary and Benefits Committee.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

Several of Seacoast's directors, executive officers and their affiliates, including corporations and firms of which they are directors or officers or in which they and/or their families have an ownership interest, are customers of Seacoast and its subsidiaries.  These persons, corporations and firms have had transactions in the ordinary course of business with Seacoast and its subsidiaries, including borrowings, all of which, in the opinion of Seacoast’s management, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.  Seacoast and its subsidiaries expect to have such transactions on similar terms with their directors, executive officers, and their affiliates in the future.  The aggregate amount of loans outstanding by the Bank to directors, executive officers, and related parties of Seacoast or the Bank as of December 31, 2005, was approximately $3,182,261, which represented approximately 2.08% of Seacoast's consolidated shareholders' equity on that date.

Jeffrey C. Bruner, a director of Seacoast and the Bank, is a controlling shareholder of Mayfair Investments, which leases to the Bank 21,400 square feet of space adjacent to the First National Center in Stuart, Florida pursuant to a lease agreement which expires in May 2007. At the end of the lease term, the Bank has two options to extend the lease for a period of five years each.  The Bank paid rent of approximately $270,000 on this property in 2005.  Seacoast believes the terms of this lease are commercially reasonable and comparable to rental terms negotiated at arm’s length between unrelated parties for similar property in Stuart.

For information concerning specific transactions and business relationships between Seacoast or the Bank and certain of its directors or executive officers, see “Salary and Benefits Committee Interlocks and Insider Participation”.

PRINCIPAL SHAREHOLDERS

As of February 23, 2006, the only shareholders known to Seacoast to be the beneficial owners, as defined by SEC rules, of more than 5 percent of the outstanding shares of Common Stock were the following, for whom beneficial ownership information is set forth in the following table.

Name and Address of Beneficial Owner	Number and Percent of Common Stock Beneficially Owned
	Number		%
Dale M. Hudson (1) (2) 192 S.E. Harbor Point Drive Stuart, FL 34996	1,609,516.4		9.41%
Dennis S. Hudson, Jr. (1) (3) 157 S. River Road Stuart, FL 34996	1,345,696		7.87%
Dennis S. Hudson, III (1) (3) 2341 NW Bay Colony Court Stuart, FL 34994	1,394,075		8.15%
Mary T. Hudson (1) (2) 192 S.E. Harbor Point Drive Stuart, FL 34996	1,609,516.4	(4)	9.41%
Anne P. Hudson (1) (3) 157 S. River Road Stuart, FL 34996	1,345,696	(5)	7.87%
Eaton Vance Management 24 Federal Street Boston, MA 02110	1,185,465	(6)	6.90%

(1)

Dennis S. Hudson, Jr. and Dale M. Hudson are brothers. Anne P. Hudson is the wife of Dennis S. Hudson, Jr.  Mary T. Hudson is the wife of Dale M. Hudson.  Dennis S. Hudson, III is the son of Dennis S. Hudson, Jr. and the nephew of Dale M. Hudson. See the table under "Proposal One – Election of Directors" for further information on their beneficial ownership.

(2)

Dale M. Hudson and his wife, Mary T. Hudson, are the general partners of Monroe Partners, their family limited partnership, which as of February 23, 2006 owned 1,456,121 shares of Company Common Stock. Each of Dale M. Hudson and Mary T. Hudson, as general partners, may be deemed to share voting and investment power with the other general partner and each of them disclaims beneficial ownership with respect to such shares except to the extent of their respective partnership interests. See "Proposal One – Election of Directors" for further information regarding their beneficial ownership.

(3)

Dennis S. Hudson, Jr. and his wife, Anne P. Hudson, together with their son, Dennis S. Hudson, III, are the general partners of Sherwood Partners, their family limited partnership, which as of February 23, 2006 owned 1,121,778 shares of Company Common Stock.  Mr. and Mrs. Dennis Hudson, Jr. and their children are also limited partners of Sherwood Partners.  Each of Dennis S. Hudson, Jr., Anne P. Hudson and Dennis S. Hudson, III, as general partners, may be deemed to share voting and investment power with the other general partners and each of them disclaims beneficial ownership with respect to such shares except to the extent described in the table under "Proposal One – Election of Directors", which contains further information regarding their beneficial ownership.

(4)

Includes 152,570 shares held jointly with Mrs. Hudson's husband, as to which shares Mrs. Hudson may be deemed to share voting and investment power.

(5)

Includes 67,442 shares held by Mrs. Hudson's husband, as to which shares Mrs. Hudson may be deemed to share voting and investment power.

(6)

Eaton Vance Management (“Eaton Vance”) is a management company.  Of the shares beneficially owned, Eaton Vance reports it has both sole voting and sole dispositive power as to 1,185,465 shares.  The information regarding Eaton Vance, including the number and percent of Common Stock beneficially owned, is based solely upon a Schedule 13G dated February 14, 2006 and filed by Eaton Vance with respect to Common Stock beneficially owned by Eaton Vance as of December 31, 2005.

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PROPOSAL 2

AMENDMENT TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors has adopted a resolution to amend Section 4.01 of the Company's Articles to increase the total number of shares of Common Stock that the Company is authorized to issue from 22,000,000 to 35,000,000, and the total number of Common and Preferred shares to 39,000,000.  This amendment will provide additional authorized but unissued shares of Common Stock available for issuance to meet business demands as they may arise.  The Board of Directors believes that the additional shares will provide the Company with the flexibility to issue Common Stock for possible future stock dividends or stock splits, acquisitions, stock option and purchase plans, possible future financings, for maintaining capital adequate to support growth and other corporate purposes which may be identified by the Board of Directors, without the possible expense and delay of holding a special shareholders' meeting.

The authorized shares of Common Stock in excess of those issued will be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable, without further action by the Company's shareholders, except as may be required by applicable law or by the rules of any stock exchange or securities market on which the securities may be listed or traded.  Upon issuance, such shares will have the same rights as the outstanding shares of Common Stock.  Holders of Common Stock have no preemptive rights.

The issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and book value per share, and, for persons who do not purchase additional shares to maintain their pro rata interest in the Company, on such shareholders' percentage of voting power.

Although the Company has no present intention to issue shares of Common Stock to make acquisitions of control of the Company more difficult and is unaware of any pending proposals to acquire the Company, future issuances of Common Stock could have that effect.  For example, the acquisition of shares of the Company's Common Stock by an entity seeking to acquire control of the Company might be discouraged through the public or private issuance of additional shares of Common Stock or securities convertible or exchangeable into Company Common Stock, since such issuance would dilute the stock ownership of the acquiring entity.  Common Stock could also be issued to existing shareholders as a dividend or privately placed with purchasers who might side with the Board in opposing a takeover bid, thus discouraging such a bid.

Proposal 2 will amend Section 4.01 of the Company’s Articles of Incorporation to read in its entirety as follows:

4.01

General.  The total number of shares of all classes of capital stock ("Shares") which the Corporation shall have the authority to issue is 39,000,000 consisting of the following classes:

(1)

35,000,000 Shares of common stock, $.10 par value per share ("Common Stock"); and

(2)

4,000,000 Shares of preferred stock, $.10 par value per share ("Preferred Stock").

This proposal requires approval by the affirmative vote of the holders of two-thirds (66 2/3%) of all of the voting shares outstanding and entitled to vote at the Meeting.

The Board of Directors unanimously recommends a vote "FOR" Proposal 2.

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PROPOSAL 3

ADJOURNMENT OF THE ANNUAL MEETING

Proposal 3 would give the proxy holders discretionary authority to vote to adjourn the Meeting for up to 120 days if there are not sufficient shares voted at the Meeting, in person or by proxy, to approve Proposal 2.

If the Company desires to adjourn the Meeting, the presiding officer at the Meeting will request a motion that the Meeting be adjourned for up to 120 days with respect to Proposal 2 (and solely with respect to Proposal 2, provided that a quorum is present at the Meeting), and no vote will be taken on Proposal 2 at the originally scheduled Meeting.  Unless revoked prior to its use, any proxy solicited for the Meeting will continue to be valid for any adjourned meeting, and will be voted in accordance with instructions contained therein, and if no contrary instructions are given, for Proposal 2.

Approval of this proposal will allow the Company, to the extent that shares voted by proxy are required to approve a proposal to adjourn the Meeting, to solicit additional proxies to determine whether sufficient shares will be voted in favor of or against Proposal 2.  If the Company is unable to adjourn the Meeting to solicit additional proxies, Proposal 2 may fail, not because shareholders voted against the proposal, but rather because there were not sufficient shares represented at the Meeting to approve Proposal 2.  The Company has no reason to believe that an adjournment of the Meeting will be necessary at this time.

This Proposal requires approval by the affirmative vote of a plurality of votes cast at the Meeting.

The Board of Directors unanimously recommends a vote “FOR” Proposal 3.

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INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed KPMG LLP, independent certified public accountants, as independent auditors for Seacoast and its subsidiaries for the current fiscal year ending December 31, 2006. KPMG LLP became the independent auditors for Seacoast and its subsidiaries in June 2004, following the dismissal of PricewaterhouseCoopers LLP.  The decision to replace PricewaterhouseCoopers LLP with KPMG LLP was made by Seacoast’s Board of Directors, upon the recommendation of the Audit Committee, and was not based upon any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.  KPMG LLP’s report on Seacoast’s financial statements for the fiscal year ended December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.  KPMG LLP’s report on Seacoast’s internal control over financial reporting expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.  KPMG LLP has advised Seacoast that neither the firm nor any of its partners has any direct or material interest in Seacoast and its subsidiaries except as auditors and independent certified public accountants of Seacoast and its subsidiaries.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2005, and fees billed for other services rendered by KPMG LLP during the year.

	2004	2005

Audit Fees (1)	$865,000	$639,500
Audit-Related Fees (2)	$25,000	$56,430
Tax Fees (3)	$17,500	$33,000
All Other Fees (4)	$0	$0

__________________________

(1)

Includes the aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Forms 10-Q filed during fiscal year 2005, and audit of the Company’s internal control over financial reporting.

(2)

Includes the aggregate fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.”  These services related to the audits of the Company’s Profit Sharing Plan and a subsidiary of the Bank.

(1)

Includes the aggregate fees billed by KPMG LLP for completion of the Company’s federal and state corporate tax returns, as well as audit of Bank tax returns for 2002 and 2003.

(2)

No fees were billed by KPMG LLP in the fiscal years ended December 31, 2004 and December 31, 2005 other than as stated above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

A representative of KPMG LLP will be present at the Meeting and will be given the opportunity to make a statement on behalf of the firm, if he so desires, and will also be available to respond to appropriate questions from shareholders.

Pre-Approval Policy

Under the Audit Committee’s Charter, the Audit Committee is required to approve in advance the terms of all audit services provided to the Company as well as all permissible audit-related and non-audit services to be provided by the independent auditors.  All services set forth above under the captions “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were approved by the Company’s Audit Committee pursuant to SEC Regulation S-X Rule 2.01(c)(7)(i).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Directors, executive officers and persons owning more than 10 percent of the Company’s Common Stock are required to furnish the Company with copies of all Section 16(a) reports they file.  Based on the Company’s review of such reports and written representations from the reporting persons, the Company believes that, during and with respect to fiscal 2005, all filing requirements applicable to its directors, executive officers and beneficial owners of more than 10 percent of its Common Stock were complied with in a timely manner, with the following exceptions:

The Form 4s for Dale M. Hudson and Dennis S. Hudson, Jr. filed on December 6, 2005, which reported the expiration of family trusts on January 31, 2005 for which they were trustees, were inadvertently filed late.  The Company believes that the Form 5 filed on February 8, 2006 for Dale M. Hudson and the Form 4 filed on January 30, 2006 for Dennis S. Hudson, Jr. reflect their current holdings.

Dennis S. Hudson, III reported his disposition of 4,000 shares to charity on December 30, 2005 late on the Form 4 filed January 6, 2006.  The Company believes that Mr. Hudson’s Form 4A filed on January 20, 2006 reflects his current holdings.

The Form 5A dated December 31, 2005 for A. Douglas Gilbert reported Form 4 acquisitions which occurred in 2005 and 2006 and which were reported late.  The Company believes that Mr. Gilbert’s Form 4 dated February 14, 2006 reflects his current holdings.

The Form 5A dated December 31, 2005 and the Form 4 dated February 1, 2006 for Thomas E. Rossin reported Form 4 acquisitions which occurred in 2005 and 2006 and which were reported late.  The Company believes that Mr. Rossin’s Form 4 dated February 1, 2006 reflects his current holdings.

William R. Hahl reported his disposition of 4,000 shares on October 21, 2005 late on the Form 4 on February 2, 2006.  The Company believes that Mr. Hahl’s Form 4 filed on February 2, 2006 reflects his current holdings.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

To be considered for inclusion in the Company’s Proxy Statement and Proxy for the 2007 Annual Meeting of Shareholders, a shareholder proposal must be received at the Company’s principal executive offices no later than November 22, 2006, which is 120 calendar days before the one-year anniversary of the date the Company mailed this Proxy Statement to shareholders.  Any shareholder proposal not received at the Company’s principal executive offices no later than February 5, 2007, which is 45 calendar days before the one-year anniversary of the date the Company mailed this Proxy Statement to shareholders, will be considered untimely and, if presented at the 2007 Annual Meeting of Shareholders, the proxy holders will be able to exercise discretionary authority to vote your shares on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act.

OTHER MATTERS

Management of Seacoast does not know of any matters to be brought before the Meeting other than those described above.  If any other matters properly come before the Meeting, the persons designated as Proxies will vote on such matters in accordance with their best judgment.

OTHER INFORMATION

Proxy Solicitation Costs

The cost of soliciting Proxies for the Meeting will be paid by Seacoast.  In addition to the solicitation of shareholders of record by mail, telephone, electronic mail, facsimile or personal contact, Seacoast will be contacting brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of Common Stock; such holders, after inquiry by Seacoast, will provide information concerning quantities of proxy materials and 2005 Annual Reports to Shareholders needed to supply such information to beneficial owners, and Seacoast will reimburse them for the reasonable expense of mailing proxy materials and 2005 Annual Reports to such persons.  Seacoast may retain other unaffiliated third parties to solicit proxies and pay reasonable expenses and charges of such third parties for their services.

Annual Report on Form 10-K

Upon the written request of any person whose Proxy is solicited by this Proxy Statement, Seacoast will furnish to such person without charge (other than for exhibits) a copy of Seacoast's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission.  Requests may be made to Seacoast Banking Corporation of Florida, P.O. Box 9012, Stuart, Florida 34995, Attention: Dennis S. Hudson III, Chairman & Chief Executive Officer.

By Order of the Board of Directors,

DENNIS S. HUDSON III

Chairman & Chief Executive Officer

March 22, 2006

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